Exhibit 4.2

THIRD AMENDED AND RESTATED

DISTRIBUTION REINVESTMENT PLAN

CNL LIFESTYLE PROPERTIES, INC., a Maryland corporation (the “Company”), pursuant to its amended and restated Articles of Incorporation, adopted a Third Amended and Restated Distribution Reinvestment Plan (the “Distribution Reinvestment Plan”) on the terms and conditions set forth below.

1. Reinvestment of Distributions. DST Systems, Inc., the reinvestment agent (the “Reinvestment Agent”) for participants (the “Participants”) in the Distribution Reinvestment Plan (the “Distribution Reinvestment Plan”), will receive the cash distributions made by the Company with respect to shares of common stock of the Company (the “Shares”) owned by each Participant and enrolled in the Distribution Reinvestment Plan (collectively, the “Distributions”). The Reinvestment Agent will apply such Distributions on behalf of the Participants as follows:

(a) During any period when the Company is making a “best-efforts” public offering of Shares, the Reinvestment Agent will invest Distributions in Shares acquired from the Company at the then-current offering price of common shares.

(b) After the termination of the Company’s “best-efforts” public offering of Shares and until the Shares become listed for trading on a national securities exchange, an over-the-counter market or a national market system (collectively, a “Listing”), the Reinvestment Agent will invest Distributions in Shares acquired from the Company at the estimated net asset value per Share as determined by the Company’s board of directors from time to time.

(c) Upon Listing of the Shares, the Reinvestment Agent may purchase Shares either through the exchange, over-the-counter market or market system on which the Shares are Listed, or directly from the Company pursuant to a registration statement relating to the Distribution Reinvestment Plan. In the event that, after Listing occurs:

(i) the Reinvestment Agent purchases Shares on an exchange, over-the-counter market or market system through a registered broker-dealer, the Shares shall be purchased at a per Share price equal to the then-prevailing market price for the Shares at the date of purchase by the Reinvestment Agent and the amount to be reinvested shall be reduced by any brokerage commissions charged by such registered broker-dealer; or

(ii) the Reinvestment Agent purchased Shares directly from the Company pursuant to a registration statement relating to the Distribution Reinvestment Plan, the price will be disclosed in the registration statement.

(d) In the event of a subsequent determination that the purchase price for Shares under the Distribution Reinvestment Plan represented or will represent a discount in excess of 5% of the value per Share at the time of the reinvestment on behalf of any particular Participant, the distribution of the portion of the Shares issued or to be issued under the Distribution Reinvestment Plan representing the excess amount may be voided, ab initio, to the extent it could adversely affect the Company’s ability to qualify as a real estate investment trust and/or, at the Company’s option, the participation of such Participant in the Distribution Reinvestment Plan may be terminated, in which event any current and future distributions earned would be paid to the then former Participant in lieu of reinvestment into Shares.

(e) For each Participant, the Reinvestment Agent will maintain a record which shall reflect for each calendar quarter the Distributions received by the Reinvestment Agent on behalf of such Participant. The Reinvestment Agent will use the aggregate amount of Distributions to all Participants for each calendar quarter to purchase Shares for the Participants. Distributions shall be invested by the Reinvestment Agent in Shares, to the extent available, promptly following the payment date with respect to such Distributions to the extent Shares are available. If sufficient Shares are not available, the excess Distributions shall be invested on behalf of the Participants in one or more interest-bearing accounts in a commercial bank approved by the Company which is located in the continental United States and has assets of at least $100,000,000, until Shares are available for purchase, provided that any Distributions that have not been invested in Shares within 30 days after such Distributions are made by the Company shall be returned to

Participants. The purchased Shares will be allocated among the Participants based on the portion of the aggregate Distributions received by the Reinvestment Agent on behalf of each Participant, as reflected in the records maintained by the Reinvestment Agent. The ownership of the Shares purchased pursuant to the Reinvestment Plan shall be reflected on the books of the Company.

(f) The allocation of Shares among Participants may result in the ownership of fractional Shares.

(g) Distributions attributable to Shares purchased on behalf of the Participants pursuant to the Distribution Reinvestment Plan will be reinvested in additional Shares in accordance with the terms hereof.

(h) No certificates will be issued to a Participant for Shares purchased on behalf of the Participant pursuant to the Distribution Reinvestment Plan. Participants in the Distribution Reinvestment Plan will receive statements of account in accordance with Section 7 below.

(i) The Company can determine in its sole discretion how to allocate available Shares between any public offering of Shares by the Company or the Distribution Reinvestment Plan.

2. Election to Participate. Any stockholder who has received a then-current prospectus, either for the then current offering or solely for the Reinvestment Plan, if any, may elect to participate in and purchase Shares through the Distribution Reinvestment Plan at any time by completing and executing a Subscription Agreement or Enrollment Form, as applicable. Participation in the Distribution Reinvestment Plan will commence with the next Distribution paid after receipt of the Participant’s notice, and to all calendar quarters thereafter, provided such notice is received at least 30 days prior to the last day of the calendar quarter. Subject to the preceding sentence, a stockholder will become a Participant in the Distribution Reinvestment Plan effective on the first day of the calendar quarter of the election. The election will apply to Distributions attributable to the calendar quarter in which the stockholder makes such written election to participate in the Distribution Reinvestment Plan and to all calendar quarters thereafter. A Participant who has terminated his or her participation in the Distribution Reinvestment Plan pursuant to Section 11 will be allowed to participate in the Distribution Reinvestment Plan again upon receipt of a then-current prospectus relating to participation in the Distribution Reinvestment Plan which contains, at a minimum, the following: (i) the minimum investment amount; (ii) the type or source of proceeds which may be invested; and (iii) the tax consequences of the reinvestment to the Participant; by notifying the Reinvestment Agent and completing any required forms.

3. Distribution of Funds. In making purchases for Participants’ accounts, the Reinvestment Agent may commingle Distributions attributable to Shares owned by Participants in the Distribution Reinvestment Plan.

4. Proxy Solicitation. The Company or its duly authorized agent will distribute to Participants proxy solicitation materials which are attributable to Shares held in the Distribution Reinvestment Plan. The person(s) representing the Company will vote any Shares that are held for the account of a Participant under the Distribution Reinvestment Plan in accordance with the Participant’s written instructions. If a Participant does not provide direction as to how the Shares should be voted and does not give a proxy to person(s) representing the Company covering these Shares, the person(s) representing the Company will not vote said Shares.

5. Absence of Liability. Neither the Company nor the Reinvestment Agent shall have any responsibility or liability as to the value of the Company’s Shares, any change in the value of the Shares acquired for the Participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts in which Distributions are invested. Neither the Company nor the Reinvestment Agent shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of the failure to terminate a Participant’s participation in the Distribution Reinvestment Plan upon such Participant’s death prior to receipt of notice in writing of such death and the expiration of 30 days from the date of receipt of such notice and (b) with respect to the time and the prices at which Shares are purchased for a Participant. Notwithstanding the foregoing, liability under the federal securities laws cannot be waived. Similarly, the Company and the Reinvestment Agent have been advised that in the opinion of certain state securities commissioners, indemnification is also considered contrary to public policy and therefore unenforceable.

6. Suitability.

(a) Each Participant shall notify the Reinvestment Agent in the event that, at any time during his or her participation in the Distribution Reinvestment Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the Subscription Agreement for the Participant’s initial purchase of Shares.

(b) For purposes of this Section 6, a material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s then-current prospectus, as supplemented, for the offering of Shares under this Distribution Reinvestment Plan.

7. Reports to Participants. At the end of each quarter, but in no event later than 30 days after the end of each calendar quarter, the Reinvestment Agent will mail and/or make electronically available to each Participant a statement of account describing, as to such Participant, the Distributions received during the quarter, the number of Shares purchased on behalf of Participant pursuant to the Distribution Reinvestment Plan during the quarter, the per Share purchase price for such Shares, and the total administrative charge, if any, to such Participant. Tax information for income earned on Shares under the Distribution Reinvestment Plan will be provided to each Participant by the Company or the Reinvestment Agent at least annually.

8. Administrative Charges and Distribution Reinvestment Plan Expenses. The Company shall be responsible for all administrative charges and expenses charged by the Reinvestment Agent. Any interest earned on Distributions will be paid to the Company to defray costs relating to the Distribution Reinvestment Plan. In the event that proceeds from the sale of Shares pursuant to the Distribution Reinvestment Plan are used to acquire properties or to invest in loans or other permitted investments, the Company will pay its advisor and other affiliates certain fees and expense reimbursements in accordance with applicable agreements between the parties, as approved by the Company’s board of directors, including a majority of the Company’s independent directors. In addition, the Company will pay all costs in connection with offering Shares pursuant to the Distribution Reinvestment Plan. However, no selling commissions or marketing support fees will be paid by the Company in connection with Shares issued pursuant to this Distribution Reinvestment Plan.

9. No Drawing. No Participant shall have any right to draw checks or drafts against his or her account or to give instructions to the Company or the Reinvestment Agent except as expressly provided herein.

10. Taxes. Taxable Participants may incur a tax liability for Distributions made with respect to such Participant’s Shares, even though they have elected not to receive their Distributions in cash but rather to have their Distributions held in their account under the Distribution Reinvestment Plan. Such Participants will be treated as if they have received the Distributions from the Company and then applied such Distributions to the purchase of Shares in the Distribution Reinvestment Plan. In addition, with respect to any Shares purchased through the Distribution Reinvestment Plan at a discount to their fair market value, such Participants will be treated as receiving an additional Distribution equal to, and may incur a tax liability with respect to, the amount of such discount.

11. Termination.

(a) A Participant may terminate his or her participation in the Distribution Reinvestment Plan at any time by written notice to the Company. To be effective for any Distribution, such notice must be received by the Company at least 30 days’ prior to the last day of the calendar quarter to which such Distribution relates.

(b) The Company or the Reinvestment Agent may terminate a Participant’s individual participation in the Distribution Reinvestment Plan immediately in accordance with Section 1(d) hereof, and the Company may terminate or suspend the Distribution Reinvestment Plan itself at any time (i) by at least 15 days’ prior written notice mailed to all Participants, or (ii) by means of disclosure in the Company’s appropriate current, annual or quarterly reports filed under the Securities Exchange Act of 1934 at least 15 days’ prior to the effective date of such change.

(c) After termination of the Distribution Reinvestment Plan or termination of a Participant’s participation in the Distribution Reinvestment Plan, the Reinvestment Agent will send to each Participant (i) a statement of account in accordance with Section 7 hereof, and (ii) a remittance for the amount of any Distributions in the Participant’s account that have not been reinvested in Shares. The record books of the Company will be revised to reflect the ownership of record of the Participant’s whole and fractional Shares. Any future Distributions made after the effective date of the termination will be sent directly to the former Participant or to such other party as the Participant has designated pursuant to an authorization form or other documentation satisfactory to the Company.

12. Notice. Any notice or other communication required or permitted to be given by any provision of this Distribution Reinvestment Plan shall be in writing and addressed to CNL Lifestyle Properties, Inc. c/o DST Systems, Inc., 430 W. 7th Street, Ste. 219001, Kansas City, Missouri 64105 if to the Reinvestment Agent, or such other addresses as may be specified by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Company. Each Participant shall notify the Company promptly in writing of any change of address.

13. Amendment. The terms and conditions of this Distribution Reinvestment Plan may be amended, renewed, extended or supplemented by an agreement between the Reinvestment Agent and the Company at any time, including but not limited to, an amendment to the Distribution Reinvestment Plan to add a voluntary cash contribution feature, to substitute a new Reinvestment Agent to act as agent for the Participants or to increase the administrative charge payable to the Reinvestment Agent, (i) by mailing an appropriate notice at least 15 days’ prior to the effective date thereof to each Participant at his or her last address of record, or (ii) by means of disclosure in the Company’s current, annual or quarterly reports filed under the Securities Exchange Act of 1934 at least 15 days’ prior to the effective date of such change; provided, that any such amendment must be approved by a majority of the Independent Directors of the Company and by any necessary regulatory authority. Such amendment shall be deemed conclusively accepted by each Participant, except those Participants from whom the Company receives written notice of termination prior to the effective date thereof.

14. Governing Law. THIS DISTRIBUTION REINVESTMENT PLAN AND A PARTICIPANT’S ELECTION TO PARTICIPATE IN THE DISTRIBUTION REINVESTMENT PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY IN SAID STATE; PROVIDED, HOWEVER, THAT CAUSES OF ACTION FOR VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS SHALL NOT BE GOVERNED BY THIS SECTION 14.

Effective Date: March 6, 2014

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